Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Endo International plc of our report dated February 28, 2014, relating to the consolidated financial statements and financial statement schedule of Endo Health Solutions Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Endo Health Solutions Inc. for the year ended December 31, 2013 appearing in the Annual Report on Form 10-K of Endo Health Solutions Inc. for the year ended December 31, 2013.

/S/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

February 28, 2014